Exhibit (p)(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg SK



                                Code of Ethics

                  Regarding Personal Securities Transactions

INTRODUCTION

Riggs Investment Corp (RIC) is the named investment adviser to the Riggs Funds.

An investment adviser is a fiduciary, owing a duty of undivided of loyalty to its clients. This is a role and a responsibility with which RIC and its employees are well accustomed. Although not for a registered investment company, RIC has been a registered investment adviser for approximately one year.

RIC is not involved in day-to-day securities selection and portfolio management for the Riggs Funds. That function, the actual investment and portfolio management services for the mutual fund, is performed by two sub-advisers: J. Bush & Company, Incorporated (J. Bush) for the Riggs Large Cap Growth Fund, and Riggs Investment Management Corporation (RIMCO) for all of the other Riggs Funds. Both of these sub-advisers are wholly-owned subsidiaries of Riggs Bank N.A., as is RIC.

RIC will carry out its fiduciary responsibilities related to 17j-1 through its oversight of the two sub-advisers and their employees, and it will be exacting in this role. More specifically, RIC intends to prevent actual, or the appearance of, conflicts of interest in the personal securities activities of its employees and the employees of J. Bush and RIMCO. Therefore, along with RIC, both J. Bush and RIMCO have new policies - written, 17j-1 codes of ethics - concerning personal securities activities of employees. Copies of the J. Bush and RIMCO 17j-1 codes of ethics are available from the Bank's Compliance Department or from the two sub-advisers.

OVERSIGHT OF SUB-ADVISERS

Based on RIC's investment adviser role, its relevant fiduciary responsibilities arise in two ways. First, RIC receives a fee for the supervisory services it performs with respect to the sub-advisers. Second, RIC has a duty of care that it must exercise on behalf of the Fund and the shareholders of the Fund.

A.    RIC'S INVESTMENT ADVISER'S FEES

RIC receives a fee for its work as the investment adviser for the Riggs Funds, and it earns that fee in several general ways:

1.    RIC  is   responsible   for   conducting   due  diligence  on  potential
      sub-advisers.

2.    RIC monitors performance for J. Bush and RIMCO.

3. RIC meets regularly in-person, as well as through telephonic and written correspondence with J. Bush and RIMCO concerning its expectations for and to evaluate sub-adviser performance.

4. As part of this monitoring and evaluation role, RIC is prepared to advise the Board of Trustees of the Fund on whether the investment adviser should continue in that role, whether there should be a new adviser, or whether there should be less substantial changes in the sub-adviser's role. Such opinions, and other aspects of the work of the investment adviser, as necessary, will be the subject of written reports to the Trustees of the Funds.

B.    RIC'S DUTY OF CARE

RIC also has a duty of care to the Fund and to Fund shareholders in selecting and supervising the sub-advisers. It meets this responsibility through the actions discussed above. In addition, however, RIC recognizes many additional and specific ways in which it will carry out this responsibility. These include:

1. As investment adviser, RIC is first and foremost answerable to the Fund's Board of Trustees for the performance of the sub-advisers. In this regard, the adviser stands in the same legal position with the Fund as if it were the sole adviser.

2.    RIC will review on a regular (at least monthly) basis the  sub-advisers'
      investment  activities,   i.e.,  trading,  cash  positions,   prospectus
      diversification, IRS Sub-chapter M diversification.

3. RIC will test on a continuous basis (at least monthly) prospectus compliance of the investment portfolio, i.e., whether the Fund is being managed in a manner consistent with the prospectus disclosure.

4. RIC will review monthly reports provided by the sub-adviser, e.g., updates on fund investment strategies and performance.

5. RIC will collect, review and prepare any necessary information for the Board of Trustees.

6. RIC will compare sub-adviser performance, on a continuing basis (at least monthly), to industry standards, as well as to similar funds and to other accounts the sub-adviser manages.

7. RIC will collect and be ready to provide proof of evaluation of the sub-adviser for securities purchased and that the securities meet the overall investment objectives and policies of the Fund. In this regard, each Fund's board has adopted the Daily NAV Calculation Process, Price Execution Procedure, Price Exception Report, Pricing NAV Error Procedure, and NAV Error Approval Process, and RIC will coordinate with the sub-adviser in following these procedures.

8.    RIC will review periodically1:

a. Brokerage allocation procedures of the sub-adviser under Section 28(e) of the Securities Exchange Act of 1934;

b.    Investment   Company   Act   Rule   10f-3   (Affiliated   Underwritings)
         transactions by the sub-adviser;

c.    Investment   Company  Act  Rule  17j-1  procedures  of  the  sub-adviser
         (annual);

d. Investment Company Act Rule 17e-1 transactions (Affiliated Brokerage Transactions) by the sub-adviser;

e. Section 13(d) positions and filings (where a Fund owns more than 5% of a company);

f.    The  sub-advisers'   fidelity  bond,  errors  and  omissions   insurance
         coverage and Directors and Officers insurance coverage (annual);

g. The sub-advisers' procedures for maintenance of Fund records (including trade tickets) required under Investment Company Act Rule 31a-1 (annual); and,

h.    Monitor affiliated transactions pursuant to Rule 17a-7.


This level of monitoring notwithstanding, RIC has no responsibility for furnishing "advice to an investment company with respect to the desirability of investing in, purchasing or selling securities or other property". Further, RIC is "empowered to determine what securities or other property shall be purchased or sold by such company" in no circumstances.

As a subsidiary of the Bank, RIC is primarily engaged in the business of a broker-dealer, not in advising funds or even other advisory clients. For its first fiscal year, RIC derived more than 50 percent of its total sales and revenues and more than 50 percent of its income, before taxes and extraordinary items, from its broker-dealer business. RIC is owned by and some of its directors are employees of Riggs Bank N.A. The bank is primarily engaged in the business of banking, not in advising funds or other advisory clients. For its most recent three fiscal years, RIC derived more than 50 percent of its total sales and revenues and more than 50 percent of its income, before taxes and extraordinary items, from its banking business. The Bank has purposely concentrated the experts in investment management in subsidiary businesses that focus entirely on those activities.

It follows that none of the directors of RIC, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or has a principal function or duty relating to the determination of which recommendation will be made, or in connection with his or her duties obtains any information concerning decisions concerning Covered Securities being made by one of the subadvisers to any Fund. For these reasons, none of the directors of RIC would meet the definition of "access person" or "advisory person" under 17j-1(a)(2).

Several officers or employees of RIC are close enough to the definition of "access person" to make it prudent for RIC to consider them as such. These officers or employees are as follows:

o     Richard B. Coltrane  III
                           President

o     Position Currently Vacant
                           Compliance Officer

o     Lauralee A. Schwebel

                           Mutual Fund Administration

THE CODE OF ETHICS

In accord with the scope of its responsibilities as an investment adviser to a fund, RIC is adopting this code of ethics whose objective is to prevent Access Persons from engaging in prohibited conduct under 17 CFR 270.17j-1(b). The specific provisions of RIC's code are:

I. RIC will seek immediate approval of its code of ethics, along with the codes of the sub-advisers, as well as re-approval of any of the codes for which a material change is made in the future.

II.   RIC will provide an annual report to the Board of Trustees that --

A.    Describes  issues  arising  under the code of  ethics or  implementation procedures, including violations; and,

B.    Certifies  that  RIC has  adopted  procedures  reasonably  necessary  to prevent Access Persons from violating the code.

IV.   All Access Persons will report the following information --

A.    INITIAL  HOLDINGS  REPORTS:  No later  than 10 days  after the  employee becomes an Access Person, the following information --

1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the employee became an Access Person;

2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the employee became an Access Person; and,

3.    The date that the report is submitted by the Access Person.

B.    QUARTERLY  TRANSACTION  REPORTS: No later than 10 day after the end of a calendar quarter, the following information --

1.    With  respect  to  any  transaction  during  the  quarter  in a  Covered
                  Security in which the Access Person had any direct or indirect beneficial ownership --

a.    The date of the  transaction,  the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.    The nature of the transaction (i.e.,  purchase,  sale, or any other type of acquisition or disposition);

c.    The price of the Covered Security at which the transaction was effected;

d.    The  name of the  broker,  dealer  or bank  with or  through  which  the transaction was effected; and,

e.    The date that the report is submitted by the Access Person.

2.    With respect to any account  established  by the Access  Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person --

a.    The name of the  broker,  dealer  or bank with  whom the  Access  Person established the account;

b.    The date the account was established; and,

c.    The date that the report is submitted by the Access Person.

C.    ANNUAL HOLDINGS  REPORTS:  Annually,  the following  information  (which information must be current as of a date no more than 30 days before the report is submitted) --

1.    The  title,  number  of shares  and  principal  amount  of each  Covered
                 Security in which the Access Person had any direct or indirect beneficial ownership;

2. The name of any broker, dealer or bank with whom the Access Person maintains an account In which any securities are held for the direct or indirect benefit of the Access Person; and,

3.    The date that the report is submitted by the Access Person.

D.    INVESTMENTS IN IPOS AND LIMITED OFFERINGS

              Employees must obtain approval from RIC before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or a Limited Offering.

E.    DEFINITIONS

1.    ACCESS PERSON -- "Any director,  officer,  general partner,  or Advisory
      -------------
                 Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund."

2. ADVISORY PERSON -- (a) Any employee of the investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and,

                 (b) Any natural person in a control relationship to the investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

3.    COVERED SECURITY -- Covered security means a security OTHER THAN:
      ----------------                                      ----------

(a)   A direct obligation of the U.S.;

(b) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(c)   Shares issued by open-end Funds (i.e., mutual funds).


IV.   Reporting Procedures

A. Each Access Person and Advisory Person will provide timely reports, on forms provided by RIC, supplying the required information on securities holdings and transactions.

B. The Bank's Compliance Division will provide each Access Person and Advisory Person with forms for reporting all required information on holdings and quarterly transactions in time for them to use those forms for filing reports.

C.    The Bank's Compliance  Division will collect completed reports from each
               Access Person and Advisory Person in a timely manner.

D.    The Bank's  Compliance  Division will maintain required records pursuant to this code of ethics.  These records include --

1.    The current code of ethics.

2. Records of violations of the code of ethics and any action taken as a result of that violation. This record will be maintained for 5 years after the year in which the violation occurred.

3. A copy of each report from each Access Person, including any information that might be submitted in lieu of a report. These records will be maintained for 5 years after the report is made, with the first two years being in an easily accessible place.

4. A list of all persons, currently or within the past 5 years who are or were required to make reports or who were responsible for reviewing the reports. This list will be maintained in an easily accessible place.